Exhibit 99.1

PACCAR Names Ronald E. Armstrong as Chief Executive Officer

Mark Pigott Remains Executive Chairman of the Board

December 16, 2013, Bellevue, Washington – PACCAR Inc announced today that its Board of Directors has elected Ronald E. Armstrong as chief executive officer (CEO) and Mark C. Pigott as executive chairman of the Board of Directors, effective April 27, 2014. Mr. Armstrong was also elected a member of the Board of Directors, effective on the same date. Mr. Armstrong is currently president of PACCAR and succeeds Mr. Pigott who has served as the company’s chief executive officer and chairman since 1997. In his role as executive chairman, Mr. Pigott will remain an employee of the Company and will help guide its future strategies and direction. The Board of Directors also elected Robert J. Christensen as president and chief financial officer (CFO), effective April 27, 2014. Mr. Christensen has worked at PACCAR for 30 years and is currently executive vice president and chief financial officer.

“Ron and Bob are outstanding leaders, who have contributed towards PACCAR’s excellent record of profitable growth through the recent introduction of the most comprehensive range of new trucks and engines in PACCAR’s history,” shared Mark Pigott. “I congratulate Ron on his promotion to chief executive officer and welcome him to the Board.”

A long-time industry leader, Ron Armstrong, age 58, has achieved an excellent record of delivering growth in revenue and profits in addition to enhancing the company’s outstanding customer satisfaction and market share. Mr. Armstrong has been with PACCAR for twenty years. Prior to PACCAR, he was a senior manager with Ernst & Young where he worked for sixteen years. Ron earned a BS degree in Accounting from the University of Central Oklahoma and is a CPA.

“This year, PACCAR is celebrating its 108th year and the company is the quality and innovation leader in its industry. PACCAR sells its Kenworth, Peterbilt, and DAF trucks in over 100 countries,” said Ron Armstrong. “PACCAR is a technology company that has delivered an outstanding record of leadership and financial performance in commercial vehicles, as well as in the company’s aftermarket parts and financial services businesses. I am grateful to Mark and the board for the privilege to lead PACCAR and our 22,000 employees in our goal of delivering profitable growth and excellent shareholder returns. On behalf of all PACCAR employees, I would like to thank Mark for his 17 years of outstanding leadership and strategic vision as PACCAR’s chief executive officer.”

Mr. Pigott’s 35 years with PACCAR has seen the company develop into a global technology industry leader. During his tenure as CEO, PACCAR has generated a shareholder return of over 1,350% and the company has achieved many records, including net income, shareholder equity, revenues, new product introductions and market share.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced diesel engines and provides financial services and information technology and distributes truck parts related to its principal business.